Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-1

(Form Type)

MultiSensor AI Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common stock, par value $0.0001 per share	457(c)	5,300,000	$2.64	$13,992,000	$0.00014760	$2,065.22
		Total Offering Amounts				$13,992,000		$2,065.22
		Total Fees Previously Paid				-		-
		Total Fee Offsets				-		-
		Net Fee Due						$2,065.22

(1)

The proposed maximum offering price per unit is estimated solely for purposes of calculating the registration fee according to Rule 457(c) under the Securities Act based on the average of the high and low prices of the registrant’s common stock quoted on The Nasdaq Capital Market on April 22, 2024 (such date being within five business days of the date that this registration statement is being filed with the Securities and Exchange Commission).